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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement (No. 333-46325) on Form S-8 of Getty Images, Inc. and the registration statement (No. 333-61823) on Form S-3 of Getty Images, Inc. of our report dated March 31, 1999 of our audits of the consolidated financial statements and financial statement schedules of Getty Images, Inc. and subsidiaries and of Getty Communications plc and subsidiaries (predecessor company) as of December 31, 1998 and 1997 and for each of the three years ended December 31, 1998, which report is included in the Annual Report on Form 10-K of Getty Images, Inc. for the year ended December 31, 1998.

PricewaterhouseCoopers
Chartered Accountants

London
March 31, 1999